EXHIBIT 10.6

Coca-Cola Enterprises, Inc.
2012 Special Restricted Stock Unit Award to Manik Jhangiani

The terms and conditions applicable to this special restricted stock unit award (“Special RSU Award,” “RSU Award” or “Award”) granted to you by Coca-Cola Enterprises, Inc. (the “Company”) are described below in this 2012 Restricted Stock Unit Award Agreement (the “Agreement”). This grant is made under the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan (As Amended February 7, 2012) (the “Plan”), the terms of which are incorporated into this Agreement. All capitalized terms in the Agreement shall have the meaning assigned to them in this Agreement or in the Plan.

1.
2012 Special RSU Award. As of October 1, 2012, the Company hereby grants to you 15,818 restricted stock units. A RSU Award represents an unfunded promise by the Company to deliver shares of Coca-Cola Enterprises, Inc.’s common stock (“Stock”) and to pay certain amounts to you upon the vesting of all or a portion of the restricted stock units (“RSUs”) credited under your RSU Award. A RSU Award does not entitle you to vote any shares of the Company’s Stock or receive actual dividends. A RSU Award may not be transferred, assigned, hypothecated, pledged, or otherwise encumbered or subject to any lien, obligation, or liability of you or any other party.

2.
Vesting in Your 2012 Special RSU Award. Provided you are continually employed by the Company or a Subsidiary through the specified dates, your 2012 Special RSU Award will become vested according the following schedule:

•	4,745 RSUs, representing 30% of the RSUs under this Award, on October 1, 2013;

•	4,745 RSUs, representing 30% of the RSUs under this Award, on October 1, 2014; and

•	6,328 RSUs, representing 40% of the RSUs under this Award, on October 1, 2015.
Notwithstanding the foregoing, your 2012 Special RSU Award will become vested to the extent set forth below in the following circumstances:

i.	Death or Disability: For 100% of your RSU Award, in the event of your death or your termination of employment on account of Disability.

ii.
Termination Not for Cause: For 100% of your RSU Award, in the event of your involuntary termination of employment by the Company on account of Redundancy or your voluntary termination of employment for Good Reason.

iii.	Change in Control: For 100% of your RSU Award, in the event your employment is terminated without Cause within 24 months following a Change in Control of the Company.

3.	Forfeiture of Award or Repayment of Award Value Under Certain Circumstances.

a.	If you separate from service with the Company or a Subsidiary on account of any reason other than described in Section 2, above, any unvested portion of the RSU Award that has will be forfeited.

b.
If before October 1, 2013, the Company notifies you that it is terminating your employment for Cause or you notify the Company of your intent to terminate your employment (other than for Good Reason), you must repay the value of any shares that you receive on October 1, 2013, in the event such portion of the Special RSU Award vests on that date.

4. Dividend Equivalents on Your 2012 Special RSU Award. Upon vesting of your RSU Award pursuant to Section 2 above, immediately prior to the distribution of the shares of Stock subject to your vested RSU Award, your RSU account will be credited with dividend equivalent units related to such shares. The value of these dividend equivalent units will equal the total amount of dividends declared by the Board on a share of the Stock from October 1, 2012 through the date on which the RSUs vest, multiplied by the number of vested RSUs.

5.
Form and Timing of Payments from Your RSU Account. The Company will distribute a share of Stock to you (electronically or in certificate form) for each RSU that vests under your RSU Award, and it will make a cash payment to you equal to any dividend equivalent units credited to your RSU account. Such shares and cash will be distributed to you as soon as practicable following the date your RSUs vest.

6.	Definitions. For purposes of this Award, the following definitions apply:

a.
“Cause” means (i) willful or gross misconduct by you that is materially detrimental to the Company or a Subsidiary, including but not limited to a willful violation of the Company’s trading policy or code of business

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
SECURITIES THAT HAVE BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933

conduct that is materially detrimental to the Company or a Subsidiary, (ii) acts of personal dishonesty or fraud by you toward the Company or a Subsidiary, (iii) your conviction of a felony, except for a conviction related to vicarious liability based solely on your position with the Company or a Subsidiary, provided that you had no involvement in actions leading to such liability or had acted upon the advice of the Company’s or a Subsidiary’s counsel, or (iv) your refusal to cooperate in an investigation of the Company or a Subsidiary if requested to do so by the Board of Directors of the Company. For purposes of this definition of Cause, no act or failure to act by you shall be considered “willful” unless it occurs without your good faith belief that such act or failure to act was in, or not contrary to, the best interests of the Company. Before the you may be terminated for Cause, you shall be given 30 days to cure such misconduct, if cure is possible.

b.
“Disability” means your inability, by reason of a medically determinable physical or mental impairment, to engage in any substantially gainful activity, which condition, in the opinion of a physician approved of by the Company, is expected to have a duration of not less than one year.

c.
“Good Reason” means (i) a material diminution of duties, responsibilities or authority or a material adverse change in the scope of authority, as measured from your first role with the Company on September 1, 2012, (ii) a reduction in base salary or annual target cash incentive opportunity, (iii) failure by the Company to appoint you, by the end of 2013, to a position of greater responsibility within the Company, or (iv) a change from the work location specified in your employment agreement with the Company that was not mutually agreed upon in writing by you and the Company, provided, however, that (A) you do not consent in writing to such event, (B) you give written notice to the Company within 60 days of the date on which you first receive notice of the circumstances giving rise to the event, (C) the Company has not remedied the matter within 30 days, and (D) if the matter is not remedied, you actually separate from service.

d.	. “Redundancy” shall have the meaning set forth in the UK Employment Rights Act 1996, notwithstanding the definition set forth in Section 6 of the Agreement

7.
Deemed Acceptance of Award. There is no need to acknowledge your acceptance of this Award, as you will be deemed to have accepted the Award and the terms and conditions of the Plan and this document unless you notify the Company otherwise in writing.

8.	Acknowledgment of Nature of Plan and RSUs. In accepting the Award, you acknowledge that:

a.	the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

b.
the Award of RSUs is voluntary and occasional and does not create any contractual or other right to receive future RSU Awards, or benefits in lieu of RSUs even if RSUs have been awarded repeatedly in the past;

c.
all decisions with respect to the RSU Award and future Awards, if any, will be at the sole discretion of the Company and the RSUs are not an employment condition for any purpose including, but not limited to, for purposes of any legislation adopted to implement EU Directive 2000/78/EC of November 27, 2000;

d.	your participation in the Plan is voluntary;

e.	the RSUs and the shares of Stock subject to the RSUs are not intended to replace any pension rights or compensation;

f.
the RSUs and the shares of Stock subject to the RSUs are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company, a Subsidiary or to your employer, and which are outside the scope of your employment contract, if any;

g.
the RSUs and the shares of Stock subject to the RSUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any severance, resignation, termination, dismissal, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

h.
neither the RSU Award nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon you any right with respect to employment or continuation of current employment with the Company, or with your employer or any Subsidiary;

i.	the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;

j.	if you receive shares of Stock, the value of such shares acquired on vesting of RSUs may increase or decrease in value;

k.
no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of your employment by the Company or your employer (for any reason whatsoever and whether or not in breach of contract or local labor laws and whether or not later found to be invalid), and in consideration of the grant of the RSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or your employer, waive your ability, if any, to bring any such claim, and release the Company and your employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then by accepting the RSU Award, you shall be deemed irrevocably to have agreed not to pursue such claim and you agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

l.
in the event of termination of your employment (whether or not in breach of contract or local labor laws and whether or not later found to be invalid), your right to receive RSUs and vest in the RSUs under the Plan (including this Agreement), if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law or contract (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law or provided for under the terms of any employment agreement); the Committee/Board shall have the exclusive discretion to determine when you are no longer actively employed for purposes of the RSU Award;

m.
the RSU Award and the benefits evidenced by this Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or by the Company in its discretion, to have the RSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s Stock; and

n.
neither the Company, your employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between your employer’s local currency and the United States dollar that may affect the value of any proceeds from the sale of Stock underlying the RSU Award.

9.
Tax Obligations. Regardless of any action the Company or your employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or your employer. You further acknowledge that the Company and/or your employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU Award, including the grant of the RSU Award, the vesting of the RSUs, the conversion of the RSUs into shares of Stock or the receipt of any cash payments, the subsequent sale of any shares of Stock acquired at vesting and the receipt of any dividends or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, you acknowledge that the Company and/or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any Tax-Related Items becoming due with respect to the RSUs, the issuance of shares upon vesting of the RSUs or the receipt of any cash payments, you shall pay, or make adequate arrangements to satisfy all withholding obligations of the Company and/or your employer. In this regard, you authorize the Company or your employer to withhold all applicable Tax-Related Items legally payable by you from outstanding RSUs, from your wages or other cash compensation payable to you by the Company or your employer or from any cash payment received upon the payment of your RSU Award. In addition, if or to the extent any applicable Tax-Related Items payment or withholding obligation has not been satisfied prior to the Award’s payment date (and if permissible under local law), the Company or your employer shall withhold shares of Stock to satisfy the withholding or payment obligation, provided that the Company or your employer shall withhold only the amount of shares necessary to satisfy the minimum withholding amount. To the extent the Tax-Related Items obligation is satisfied by reducing the number of shares of Stock issued upon vesting of the RSUs, for tax purposes, you are deemed to have been issued the full number of shares of Stock subject to the vested RSUs, notwithstanding that a number of shares of Stock are held back solely for the purpose of paying the Tax-Related Items. Further, in the event that such share withholding method is prevented by applicable law or has materially adverse accounting or tax consequences, the Tax-Related Items withholding obligation that has not been satisfied prior to the payment of the RSU Award may be satisfied by one or a combination of the following: (A) withholding from proceeds of the sale of shares of Stock acquired upon payment of the RSUs, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or (B) withholding from your wages or other cash compensation payable to you by the Company and/or your employer. You shall pay to the Company or to your employer any amount of Tax-Related Items that the Company or your employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Stock or the proceeds of the sale of shares of Stock to you if you fail to comply with your obligations in connection with the Tax-Related Items.
You agree that if you do not pay or your employer or the Company does not withhold from you the full amount of income tax that you owe due to the vesting of the RSUs, or the release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSU Award (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by you to your employer, effective 90 days after the Taxable Event. You agree that the loan will bear interest at the official rate of HM Revenue and Customs and will be immediately due and repayable by you, and the Company and/or your employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to you by your employer, by withholding in shares of Stock issuable upon vesting and settlement of the RSUs or from the cash proceeds from the sale of shares of Stock issued upon vesting or by demanding cash or a cheque from you.
Notwithstanding the foregoing, if you are an officer or executive director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that you are an officer or executive director and income tax is not collected from or paid by you within 90 days of the Taxable Event, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You will be responsible for reporting any income tax and national insurance contributions on this additional benefit directly to HMRC under the self-assessment regime.

10.
Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, your employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security/ insurance number or other identification number, salary, nationality, job title, residency status, any shares of Stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of Stock awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere (including outside the European Economic Area), and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares of Stock received upon vesting of the RSUs may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

11.
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12.
Repayment/Forfeiture. Any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to you.

13.
Severability. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

14.
Language. If you receive this Agreement or any other document related to the Plan translated into a language other than English and the meaning of the translated version is different than the English version, the English version will control.

15.
Waiver. The waiver by the Company with respect to your (or any other Participant’s) compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you of any provision of this Agreement.

16.
Governing Law. The RSU Award and the provisions of this Agreement are governed by, and subject to, the laws of the State of Georgia, U.S.A., (excluding Georgia’s conflict of laws provision). For purposes of litigating any dispute that arises under this Award or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Georgia, and agree that such litigation shall be conducted in the courts of Cobb County, Georgia, or the federal courts for the United States for the Northern District of Georgia, and no other courts, where this grant is made and/or to be performed.

17.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the RSU Award and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

19.
Appendix. Notwithstanding any provisions in this Agreement, the RSU Award shall be subject to any special terms and conditions for your country set forth in the Appendix. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country shall apply to you, to the extent that the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

20.	Headings. The headings in this Agreement have been inserted for convenience of reference only, and are to be ignored in any construction of the provisions of this Agreement.

21.
Plan Administration. The Plan is administered by a Committee of the Company’s Board, whose function is to ensure the Plan is managed according to its respective terms and conditions. To the extent any provision of this Agreement is inconsistent or in conflict with any provision of the Plan, the Plan shall govern. A request for a copy of the Plan and any questions pertaining to the Plan should be directed to:

EXECUTIVE COMPENSATION OFFICE
COCA-COLA ENTERPRISES, INC.
2500 WINDY RIDGE PARKWAY
ATLANTA, GA 30339

USA